As filed with the Securities and Exchange Commission on October 11, 2006

Registration No. 333-115613

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 5 ON FORM S-3

TO

REGISTRATION STATEMENT ON FORM S-1

UNDER

THE SECURITIES ACT OF 1933

GENIUS PRODUCTS, INC.

(Exact Name registrant as specified in its charter)

Delaware	33-0852923
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2230 Broadway

Santa Monica, California 90404

(310) 453-1222

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Trevor Drinkwater

Chief Executive Officer

Genius Products, Inc.

2230 Broadway

Santa Monica, California 90404

(310) 453-1222

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Allen Z. Sussman, Esq.

Morrison & Foerster LLP

555 West Fifth Street, Suite 3500

Los Angeles, California 90013-1024

(213) 892-5200

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion, dated October 11, 2006

Genius Products, Inc.

18,782,216 Shares of

Common Stock

This prospectus relates to an aggregate of up to 18,782,216 shares of our common stock which may be offered by the selling stockholders identified in this prospectus for their own account. Of such shares, 9,344,111 shares are issuable upon exercise of warrants that we issued to the selling stockholders. Our filing of the registration statement, of which this prospectus is a part, is intended to satisfy our obligations to certain of the selling stockholders to register for resale the shares issued to them and the shares issuable upon exercise of the warrants issued to them. The selling stockholders may sell common stock from time to time in the principal market on which our stock is traded at the prevailing market price or in negotiated transactions.

We will not receive any proceeds from the sale of the shares by these selling stockholders. We will, however, receive proceeds in the event that some or all of the warrants held by the selling stockholders are exercised.

Unless the context otherwise requires, the terms “Genius Products,” “we,” “us,” “our” or the “Company” refer to Genius Products, Inc.

Our common stock is listed on the Over the Counter Bulletin Board under the symbol “GNPI.OB.” The last reported sales price per share of our common stock, as reported by the Over the Counter Bulletin Board on September 28, 2006, was $1.78.

Investing in our common stock involves a high degree of risk.

See “ Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2006

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information or represent anything not contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains product names, trade marks and trade names of our company and other organizations.

GENIUS PRODUCTS, INC.

On July 21, 2006, Genius Products, Inc. (“we”, “us”, “our” or the “Company”) completed a strategic transaction with The Weinstein Company LLC (“TWC”) and its parent company, The Weinstein Company Holdings, LLC (the “Closing”). We formed a venture named Genius Products, LLC (the “Distributor”) to operate the existing businesses of the Company and to exploit the exclusive U.S. home video distribution rights to feature film and direct-to-video releases owned or controlled by TWC. At the Closing we contributed to the Distributor all of our operating business, including substantially all of our assets, except for $1 million in cash and certain liabilities, and received a 30% equity interest in the Distributor. Following the Closing, we began to account for our investment in the Distributor on our financial statements using the equity method of accounting. Under the equity method of accounting, only our investment in and amounts due to and from the Distributor are included in our consolidated balance sheet. As a result, we record an asset on our balance sheet related to our investment interest in the Distributor. On our statement of operations, we record our 30% share of the Distributor’s profit or loss as equity in net earnings (losses) from investee. Substantially all of the revenue and expenses generated by the Distributor, including the results from releasing TWC product, are reflected in the financial statements of the Distributor. We plan to include separate quarterly and audited annual financial statements of the Distributor in a note to our financial statements.

The Distributor is a leading independent home-entertainment distribution company that produces, licenses and distributes an expanding library of motion pictures, television programming, family, lifestyle and trend entertainment on DVD and other emerging platforms. The Distributor primarily focuses on five core content areas that include major theatrical film, sports, lifestyle, family/faith and independent film. The Distributor handles the distribution, marketing and sales for such brands as Asia Extreme™, Baby Genius®, Dimension Films, Dragon Dynasty™, ESPN®, IFC®, NBC News®, Sundance Channel Home Entertainment®, The Weinstein Company® and Wellspring™.

The Distributor sells its own proprietary content, licenses content from third parties for sale and distributes content for third parties for a fee. The Distributor currently has the exclusive U.S. home video distribution rights to feature film and direct-to-video releases owned or controlled by The Weinstein Company, a new film company created by Robert and Harvey Weinstein, as well as ESPN.

The Distributor seeks to leverage its increasing market share and retail sales volumes from its relationship with The Weinstein Company to improve the distribution and sale of its owned, licensed and distributed content in its other core content areas: sports, lifestyle, family/faith and independent film, illustrated by the recently announced exclusive distribution deal with ESPN. The Distributor currently owns or has the rights to publish DVDs and audio CDs under the trademarked brands described in the following table. These brands include both proprietary and licensed brands. The Distributor works with a broad range of retail outlets, including Wal-Mart, Best Buy, Target, Blockbuster, Movie Gallery, Netflix and Amazon.com to implement its specialized distribution strategy, consisting of in-store displays that highlight the Distributor’s brands and promote its products that relate to those brands. The Distributor’s principal brands and products are described below.

Licensed Brands and Trademarks	Selected Owned or Licensed Content	Licensed Music Brands
Bazooka® Genius Entertainment® Hollywood Classics™ IFILM® National Lampoon® Sundance Channel Home Entertainment™ TV Guide®	Berliner Film Company J Horror Library (through Horizon Entertainment and Pony Canyon Inc.) Jillian Michaels NBC News Presents Wellspring Library

Ansel Adams

Baby Genius®

Beatrix Potter™

Curious George®

Guess How Much I Love You™

Jay Jay the Jet Plane®

Kid Genius®

My Little Pony®

Paddington Bear™

Raggedy Ann and Andy™

Rainbow Fish™

Spot the Dog™

The Little Tikes®

The Snowman™

Tonka®

Wee Worship™

Selected Distributed Content

Amity Entertainment

Brandissimo!

Bauer Martinez Entertainment

Classic Media

Grodfilms

IFC

Legend Films Library

Liberation Entertainment Library

Pacific Entertainment

Peace Arch Entertainment

Porchlight Entertainment

Seven Arts

Tartan Video USA

ESPN

The Weinstein Company

Corporate Information

We were incorporated in the State of Nevada on January 8, 1996 under the name Salutations, Inc., or Salutations. In September 1997, Salutations acquired all of the outstanding shares of a company called International Trade and Manufacturing Corporation, or ITM, a Nevada corporation founded in 1992. Immediately after the acquisition, Salutations assumed all of the operations and businesses of ITM and changed its name to International Trading and Manufacturing Corporation, or ITMC. In October 1999, we changed our name from International Trading and Manufacturing Corporation to Genius Products, Inc. to reflect our primary business of producing, publishing, licensing and distributing audio and video products. On March 2, 2005, we changed our state of incorporation from the State of Nevada to the State of Delaware through a merger with a newly formed subsidiary in Delaware.

Our principal executive offices are located at 2230 Broadway, Santa Monica, California 90404, and our telephone number is (310) 453-1222. Our internet address is www.geniusproducts.com. Information contained on our website does not constitute a part of this prospectus.

THE OFFERING

This prospectus relates to an aggregate of up to 18,782,216 shares of our common stock which may be offered by the selling stockholders identified in this prospectus for their own account. Of such shares, 9,344,111 shares are issuable upon exercise of warrants that we issued to the selling stockholders. Our filing of the registration statement, of which this prospectus is a part, is intended to satisfy our obligations to certain of the selling stockholders to register for resale the shares issued to them and the shares issuable upon exercise of the warrants issued to them. The selling stockholders may sell common stock from time to time in the principal market on which our stock is traded at the prevailing market price or in negotiated transactions. See “Plan of Distribution” for more information

RISK FACTORS

This investment involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks are realized, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment. You should also refer to the other information set forth in this prospectus and incorporated by reference into this prospectus, including our financial statements and the related notes.

Risks Related To Our Business

We have a history of significant losses, and we may never achieve or sustain profitability.

We have incurred operating losses in every quarter since we commenced operations. As of June 30, 2006, we had an accumulated deficit of approximately $48.4 million. Our net loss for the quarter ended June 30, 2006 was approximately $4.0 million, our net loss for the year ended December 31, 2005 was approximately $17.2 million, our net loss for the year ended December 31, 2004 was approximately $6.0 million and our net loss for the year ended December 31, 2003 was approximately $2.7 million. We cannot provide assurances that we will achieve profitability in the future, even after the closing of the Transaction. Our continued operating losses may have a material adverse effect upon the value of our common stock and may jeopardize our ability to continue our operations.

The loss of any major customers of the Distributor could harm us.

During the year ended December 31, 2005, one customer accounted for 10% or more of gross revenues. Wal-Mart accounted for 40% of net revenues for the year ended December 31, 2005. This customer continues to be a major customer of the Distributor following the closing. The loss of any significant customers could have a material adverse effect upon the business of the Distributor and our business, results of operations and financial condition.

The Distributor’s products are subject to returns.

Major distributors to which we sell have in the past returned significant amounts of products to us if it has not sold in accordance with their expectations or if we have newer versions of the product available. We expect that they will continue to do so in the future and anticipate a certain level of returns, accounting for such when recognizing revenue based upon our historic return rates and estimates of returns based upon new product introduction. If product returns experienced by the Distributor are significantly greater than we anticipate, it will negatively impact our business, results of operations and financial condition and those of the Distributor.

There is a risk that the rate at which our inventory becomes obsolete will exceed our estimated allowances.

Our estimated allowances for obsolete or unmarketable inventory are based upon management’s understanding of market conditions and forecasts of future product demand, all of which are subject to change. If the actual amount of obsolete or unmarketable inventory significantly exceeds our estimated allowances, it could have a material adverse effect upon the business of the Distributor and our business, results of operations and financial condition.

Rapid technological change could render our current products obsolete.

The market for cassettes, CDs, VHS and DVD technology is subject to change. There can be no assurance that over time these technologies will not be affected by competition from another form of information storage and retrieval technology, such as on-line information services. A further strong advance in the technology surrounding cable and satellite that would give consumers access to information and entertainment may limit the expansion of the market for applications based on cassettes, CDs, VHS and DVDs. The replacement of our technology by another information storage and retrieval technology, or the replacement of existing technology by a new technology at a pace too rapid for production adjustments, may also have a material adverse effect on our business, financial condition and results of operations.

Risks Related To Our Business Following The Closing Of Our Transaction With The Weinstein Company

Our business, results of operations and financial condition depend principally on the success of our relationship with TWC.

A majority of the revenues of the Distributor derives from the distribution rights accorded to the Distributor (as defined in the Distribution Agreement) under the Distribution Agreement in the form attached as Appendix D to our Proxy Statement dated June 29, 2006 (the “Distribution Agreement”). Our results of operations depend principally on the success of the relationship between TWC’s personnel and that of the Distributor (which consists primarily of our personnel). Any deterioration in or termination of that relationship would have a material adverse effect on our business, results of operations and financial condition. There can be no assurance that the Distributor will be successful in maintaining and developing its relationship with TWC.

If the Distributor does not achieve target home video distribution rates for TWC’s films or meet other performance criteria, TWC may terminate the Distribution Agreement, which would have a material adverse effect on our results of operations.

TWC has the right to terminate the Distribution Agreement with the Distributor if it does not achieve target home video distribution rates for TWC’s films or meet other performance criteria. We cannot assure you that the Distributor will have the financial and other resources necessary to perform adequately. Accordingly, we are subject to the risk that TWC may terminate the Distribution Agreement, which would have a material adverse effect on our results of operations.

If we cannot ramp up our operations quickly to accommodate the new business from TWC following the closing of the transaction, our business will suffer.

The integration of the new titles that the Distributor has the right to distribute under the Distribution Agreement will require significant management attention and expansion of our operations and employee base (which are being be operated by the Distributor). The Distributor must maintain adequate operational, financial and management information systems, and motivate and effectively manage an increasing number of employees and base of operations. Our future success will also depend in part on the Distributor’s ability to retain or hire qualified employees to operate its expanded businesses efficiently.

There is a risk that our business may be adversely affected because we and the Distributor will be required to present content acquisition opportunities to TWC before we may pursue those opportunities.

Subject to limited exceptions, if we or the Distributor are presented with a content acquisition opportunity, then we or the Distributor, as applicable, must present the content acquisition opportunity to TWC and the TWC parties will have the right to engage in the content acquisition opportunity. This requirement significantly restricts our future business opportunities and may have a material adverse effect on our business, results of operations and financial condition.

If we cease to serve as the managing member of the Distributor, then we could become subject to the Investment Company Act of 1940, which could have a material adverse effect on our business.

Our agreement with TWC contemplates that TWC or its designee will become the Managing Member of the Distributor, instead of Genius Products, if we become insolvent or bankrupt, if we violate the membership interest transfer restrictions in the Amended and Restated Limited Liability Company Agreement in the form attached as Appendix C to our Proxy Statement dated June 29, 2006 (the “LLC Agreement”) or a lender forecloses on a security interest granted with respect to our Class G Units in the Distributor. If we cease to serve as the managing member of the LLC, then we could become subject to the Investment Company Act of 1940, which could have a material adverse effect on our business.

The ownership interests of our current stockholders in our business were significantly diluted as a result of the transaction with TWC.

The issuance to The Weinstein Company Holdings LLC (“TWC Holdings”) and its first-tier subsidiary, W-G Holding Corp., of Series W Preferred Stock gave TWC Holdings at least a majority of the total voting power of our outstanding stock. In addition, we have only a 30% interest in the Distributor, in contrast to the 70% interest in the Distributor to be held by the TWC parties. Accordingly, the ownership interests of our current stockholders in our business were significantly diluted as a result of the transaction. Furthermore, if TWC Holdings and its first-tier subsidiary, W-G Holding Corp., redeemed their entire interest in the Distributor for shares of common stock of Genius Products, then they would own and have the right to vote at least 70% of our shares of common stock.

TWC’s success depends largely on Robert Weinstein and Harvey Weinstein.

TWC is substantially dependent upon the services of Robert Weinstein and Harvey Weinstein, and, therefore, TWC’s business, results of operations and financial condition could be adversely affected if TWC should lose the services of either of these individuals. TWC has entered into employment agreements with the Weinsteins. However, these agreements cannot assure TWC of the continued services of the Weinsteins. The loss of the services of either of the Weinsteins could have a material adverse effect on TWC’s ability to produce and distribute motion pictures, which could have a material adverse effect on the business, operating results and financial condition of the Distributor and its ability to profit from the sale of home video products. This, in turn, would have a material adverse effect on our business, results of operations and financial condition.

The motion picture industry is rapidly evolving, and recent trends have shown that audience response to both traditional and emerging distribution channels is volatile and difficult to predict. Neither we nor TWC can accurately predict the effect that changing audience demands, technological change or the availability of alternative forms of entertainment may have on our business or the motion picture industry.

The entertainment industry in general, and the motion picture industry in particular, continues to undergo significant changes, due both to shifting consumer tastes and to technological developments. Recently, some film distributors have experienced lower-than-expected box office revenues from their theatrical releases. While this is likely due to the combined effect of several independent factors, including a failure on the part of some studios adequately to adjust to the changing expectations of movie audiences, it is also likely that new technologies are also playing a role. These new technologies, such as video-on-demand and Internet distribution of films, have provided motion picture companies with new channels through which to distribute their films. However, accurately forecasting market demand within these new channels has proven challenging.

Our business model is impacted by both theatrical and non-theatrical distribution channels, and therefore could be affected by these recent trends. We cannot accurately predict the overall effect that shifting audience tastes, technological change or the availability of alternative forms of entertainment may have on our business. In addition to uncertainty regarding the growth of the DVD market, we similarly cannot be certain that other developing distribution channels and formats, such as video-on-demand, Internet distribution of films and high definition, will attain expected levels of public acceptance or, if such channels or formats are accepted by the public, that we will be successful in exploiting the business opportunities they provide. Moreover, to the extent that these emerging distribution channels and formats gain popular acceptance, it is possible that demand for delivery through DVDs will decrease. Under the Distribution Agreement with TWC, we do not have the right to distribute films from TWC through these other distribution channels.

The Distributor assumed the financial risk of customers’ nonpayment or delay in payment under the Distribution Agreement, which could have a material adverse effect on our business, results of operations and financial condition.

The Distribution Agreement provides that the Distributor bears (and is not entitled to recoup as distribution expenses) all bad debt expense and collection costs. If the bad debt expense and collection costs are significant, then they could have a material adverse effect on the Distributor’s business, results of operations and financial condition, which, in turn, would have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Common Stock

Our common stock is traded on the OTCBB, which may be detrimental to investors.

Our shares of common stock are currently traded on the Over the Counter Bulletin Board, or the OTCBB. Stocks traded on the OTCBB generally have limited trading volume and exhibit a wide spread between the bid/ask quotation.

Our common stock is subject to penny stock rules which may be detrimental to investors.

Our common stock is subject to Rule 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended, which imposes certain sales practice requirements on broker-dealers which sell our common stock to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or an annual income exceeding $200,000 (or $300,000 together with their spouses)). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of such common stock. Additionally, our common stock is subject to the SEC regulations for “penny stock.” Penny stock includes any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule set forth by the SEC relating to the penny stock market must be delivered to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for the common stock. The regulations also require that monthly statements be sent to holders of penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements adversely affect the market liquidity of our common stock.

NOTICE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus and any supplement to this prospectus include “forward-looking statements.” To the extent that the information presented in this prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes.” Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus. These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements. When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and other sections of this prospectus. Except as required by law, we do not intend to update our forward-looking statements, whether written or oral, to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

This prospectus relates to 18,782,216 shares of our common stock, which may be sold from time to time by the selling stockholders. We will not receive any part of the proceeds from the sale of common stock by the selling stockholders. If all warrants are fully exercised without using any applicable cashless exercise provisions, we will receive $20,874,910 in cash from the warrant holders. Any proceeds received by us from the exercise of the warrants will be used by us for general corporate purposes.

PLAN OF DISTRIBUTION

Plan of Distribution

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits Investors;

•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the Selling Stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

SELLING STOCKHOLDERS

This prospectus covers the offer and sale by the selling stockholders of up to 9,438,105 shares of common stock and an additional 9,344,111 shares of common stock issuable upon exercise of outstanding warrants of which 5,000,000 shares of common stock and 1,650,000 shares of common stock issuable upon exercise of outstanding warrants were issued pursuant to a March 2004 private placement. Of these warrants, (i) 1,078,500 have an exercise price of $0.63 per share; (ii) 160,000 have an exercise price of $0.70 per share; (iii) 1,210,000 have an exercise price of $1.00 per share; (iv) 1,302,000 have an exercise price of $1.20 per share; (v) 2,793,611 have an exercise price of $1.40 per share; and (vi) 2,800,000 have an exercise price of $3.00.

Except as listed below, none of the selling stockholders had a material relationship with us within the past three years.

David Anderson (a former director and consultant, a 5% stockholder and the uncle of Julie Ekelund)

Bendheim Enterprises Inc. (a consultant)

Richard Bermingham (a former director)

Alan Davidson (a former consultant)

Davidson Capital Group (a former consultant)

Sean Goodchild (a consultant)

Firefly Partners, LP (a 5% stockholder)

Jon D. and Linda W. Gruber (5% stockholders)

Gruber & McBaine International (a 5% stockholder)

Lagunitas Partners LP (a 5% stockholder)

Robert Kantor (a 5% stockholder)

Dennis Levin (a former consultant)

Jeff Lotman (a control person of Global Icons, the company who licenses us the use of the Hollywood sign)

J. Patterson McBaine (a 5% stockholder)

Palomar Capital (a former consultant)

John Reynolds (a 5% stockholder and a former consultant)

Les Steinmetz (a consultant)

Francis Anderson, Harvey Kohn, Mary Ellen Spedale, Cary Sucoff and Scott Sucoff (affiliates of Sands Brothers International Limited, our selected broker-dealer for the 2004 private placement)

Alan Davidson is a broker-dealer who received his securities from us as underwriting compensation. Robert Kantor is a broker-dealer who purchased his securities being registered hereunder directly from us, and is considered an underwriter of such securities.

Francis Anderson, Harvey Kohn, Mary Ellen Spedale, Cary Sucoff, Scott Sucoff, Bryan Becker, David Becker, Becker Kantor Partners, Paul Berkman, Francis Greenburger, Sean J. Greene and Jane Kantor are affiliates of a broker-dealer. Other than with respect to securities which may have been received as underwriting compensation, each of these selling stockholders purchased these securities in the ordinary course of business and represented to our company that at the time of purchase they each acquired the securities for investment for their own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof; that each had no present intention of selling, granting any participation in, or otherwise distributing the same and that each at that time had no contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person.

In the purchase agreements, each of the selling stockholders represented that it had acquired the shares for investment purposes only and with no present intention of distributing those shares, except in compliance with all applicable securities law. In addition, each of the selling stockholders represented that each qualifies as an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the warrants, if exercised. The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares the selling stockholder has the right to acquire within 60 days. Percentages are based on a total of 61,474,357 shares of common stock outstanding on August 31, 2006. Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of August 31, 2006, are deemed outstanding for computing the percentage of the selling stockholder holding such option or warrant but are not deemed outstanding for computing the percentage of any other selling stockholder.

Name (last name, first name)	Control Person(s)	Foot- note	Shares Offered (includes stock underlying warrants)	Shares Owned Prior to the Offering Number	%	Shares Owned After the Offering Number	%
Abiouness, Alfred E.		(1)	14,400	86,400	*	72,000	*
Acree, Marian L.		(2)	3,600	21,600	*	18,000	*
Adams Resources Limited Partnership Kent Lawson		(3)	30,000	85,000	*	55,000	*
Adwar, Jeff		(4)	2,000	12,000	*	10,000	*
Alexion, Barbara		(5)	28,572	57,144	*	28,572	*
Anderson, David and Pamela		(6)	855,715	1,722,081	2.80%	866,366	1.41%
Anderson, Francis		(7)	14,300	14,300	*	0	*
Anguiano—The Daniel B. Anguiano Living Trust	Daniel B. Anguiano	(8)	28,572	62,144	*	33,572	*
Arceo, Constantino		(9)	35,750	71,500	*	35,750	*
Ardmore Blouses Inc. Retirement Plan U/A/D 6/1/88	Alan Wolff and Michael Wolff, Trustees	(10)	4,000	48,000	*	44,000	*
Assi Family Trust Dtd 6/25/99 Kaream Ali Assi TTEE	Kaream Ali Assi	(11)	7,143	42,858	*	35,715	*
Bahl, Forrest John		(12)	115,000	440,500	*	325,500	*
Becker, Bryan		(13)	50,000	105,500	*	55,500	*
Becker, David		(14)	50,000	1,313,030	2.14%	1,263,030	2.05%
Becker—Jane Kantor, Trustee of Trust u/w/o William Becker	Jane Kantor and Robert Kantor, Trustees	(15)	50,000	1,313,030	2.14%	1,263,030	2.05%
Becker Kantor Partners	David Becker and Robert Kantor	(16)	35,715	1,313,030	2.14%	1,277,315	2.08%
Bendheim, Kim		(17)	50,000	100,000	*	50,000	*
Bendheim Enterprises Inc.	John Bendheim	(18)	142,858	309,716	*	166,858	*
Berkman—Fiserve Securities Inc. A/C/F Paul Berkman Std/IRA	Paul Berkman	(19)	3,600	21,600	*	18,000	*
Bermingham—Richard P. Bermingham & Martha K. Bermingham TTEE	Richard P. and Martha K. Bermingham, Trustees	(20)	42,858	85,716	*	42,858	*
Bernstein—Fiserve Securities Inc. A/C/F Hartley Bernstein Con. IRA	Hartley Bernstein	(21)	7,200	43,200	*	36,000	*
Bisnoff, Alvan		(22)	4,000	24,000	*	20,000	*
Borne, Timothy S.		(23)	3,600	21,600	*	18,000	*
Brabham—Edward L. and Janis M. Brabham Trustees for Brabham Family Trust UAD as Revised 3/31/98	Edward L. and Janis M. Brabham, Trustees	(24)	28,572	67,144	*	38,572	*
BRU Holding Co., LLC	Bruce Toll	(25)	52,000	312,000	*	260,000	*
Bulman, Warren E.		(26)	3,000	18,000	*	15,000	*
Carabet	Armyn and Marci Breth	(27)	7,143	14,286	*	7,143	*
Carabet—Norman Carabet MD trust, Norman Carabet TTE U/A 03/30/84	Norman Carabet, Trustee	(28)	7,143	14,286	*	7,143	*
Carcap Co., LLC	Richard P. Carney, Managing Partner	(29)	14,000	84,000	*	70,000	*
Chessin—The Millie Chessin Memorial Foundation for Torah Education, Inc.	Zachary Prensky	(30)	11,000	167,000	*	156,000	*
Chicago Private Investments, Inc.	J. Kanter (President) and L. Gallagher (Secretary)	(31)	8,000	48,000	*	40,000	*
Ciner, Eugene		(32)	1,000	6,000	*	5,000	*
Cohen, Marc A.		(33)	3,600	21,600	*	18,000	*
Cohen Robert		(34)	8,000	48,000	*	40,000	*
Corman Foundation, Inc.	James F. Korman, Charles Dettling and Jane Corman	(35)	14,000	84,000	*	70,000	*

Name (last name, first name)	Control Person(s)	Foot- note	Shares Offered (includes stock underlying warrants)	Shares Owned Prior to the Offering Number	%	Shares Owned After the Offering Number	%
Crowther, Scott		(36)	3,000	18,000	*	15,000	*
Davidson, Alan		(69)	325,000	777,150	1.26%	452,150	*
Davidson Capital Group	Thomas Davidson Sr.	(37)	217,500	376,230	*	158,730	*
Dinsmore, M. St. John		(38)	20,000	162,500	*	142,500	*
Edmundson—McDonald Investments Inc. C/FBO Daniel Edmundson	Daniel Edmundson	(39)	4,000	24,000	*	20,000	*
Evans Family Irrevocable Trust dtd 2/1/82	Ronald Evans and Patricia Taylor	(40)	15,000	100,000	*	85,000	*
Evans Family Revocable Trust dtd 2/1/82	Ronald Evans and Patricia Taylor	(41)	15,000	100,000	*	85,000	*
Falcon Picture Group, LLC	Carl Amari, CEO	(42)	70,922	1,457,361	2.37%	1,386,439	2.26%
Firefly Partners, LP	Gruber & McBaine Cap. Mngmt.	(43)	20,000	242,500	*	222,500	*
Frederick, Liza		(44)	35,750	74,456	*	38,706	*
Gantt, Jr. John M.		(45)	71,500	155,000	*	83,500	*
Gardyn, Jorge and Catherine		(46)	3,000	18,000	*	15,000	*
Gauld, Douglas and Anita		(47)	2,500	17,000	*	14,500	*
Gauld, Stuart G.		(48)	10,000	70,000	*	60,000	*
Gemelli, John		(49)	2,000	12,000	*	10,000	*
Gila Products, LLC	Jacob Dweck	(50)	3,000	18,000	*	15,000	*
Gilcy Partners Ltd. L.P.	Aaron Cohen and Nancy Cohen	(51)	3,600	21,600	*	18,000	*
Glassman, Jeffrey S.		(52)	3,600	21,600	*	18,000	*
Goldberg—Stanley Goldberg TTEE, Lynn G. Intrater TTEE	Lynn Intrater	(53)	14,000	84,000	*	70,000	*
Goodchild, Sean		(54)	207,857	667,796	1.09%	459,939	*
Goodridge, Aaron		(55)	3,600	21,600	*	18,000	*
Greenburger, Francis		(56)	200,000	1,313,030	2.14%	1,113,030	1.81%
Greene, Sean J.		(57)	8,000	48,000	*	40,000	*
Greenfield, Harvey		(58)	3,600	21,600	*	18,000	*
Grossman—IRO FBO Walter S. Grossman, Pershing LLC as Cust.	Walter S. Grossman	(59)	10,000	60,000	*	50,000	*
Gruber, Jon D. and Linda W.		(60)	25,000	2,015,690	3.28%	1,990,690	3.24%
Gruber & McBaine International	Jon D. Gruber and J. Patterson McBaine	(61)	30,714	236,985	*	206,271	*
Hargreave Hale Nominees	Richard Polliker, Director	(62)	7,200	43,200	*	36,000	*
Harte, Mary Lynn		(63)	2,000	12,000	*	10,000	*
Harte—John J. Harte TTEE/ M.P.P.	John J. Harte	(64)	5,200	31,200	*	26,000	*
Hogue, Douglas and Alexis		(65)	6,000	36,000	*	30,000	*
Holtvluwer, Kenneth E.		(66)	28,572	69,944	*	41,372	*
Hughes, Kurtis D.		(67)	3,600	21,600	*	18,000	*
Iroquois Capital, LP	Josh Silverman	(68)	14,400	300,000	*	285,600	*
JAOR Inc.	Jim Jacobs	(70)	4,000	24,000	*	20,000	*
Johnson, James W.		(71)	4,000	24,000	*	20,000	*
JR Squared, LLC	Jeffrey Markowitz	(72)	50,000	300,000	*	250,000	*
Kaltenthaler, Klaus		(73)	5,715	51,430	*	45,715	*
Kanter Family Foundation	Joel Kanter	(74)	8,000	48,000	*	40,000	*
Kantor, Robert		(75)	288,500	1,313,030	2.14%	1,024,530	1.67%
Kashi—Fiserve Securities A/C/F Joseph S. Kashi IRA	Joseph S. Kashi Inc.	(76)	3,000	18,000	*	15,000	*
Kaufman, Laurie		(77)	100,000	100,000	*	0	*
Kaufman, Thomas Z.		(78)	71,429	142,858	*	71,429	*
Khalaf—Elaine Khalaf Revocable Trust U/A/D 7-27	Elaine Khalaf TTEE	(79)	3,600	21,600	*	18,000	*
Khalaf—Elaine Khalaf Revocable Trust U/A/D 7-27	Elaine Khalaf TTEE	(79)	3,600	21,600	*	18,000	*

Name (last name, first name)	Control Person(s)	Foot- note	Shares Offered (includes stock underlying warrants)	Shares Owned Prior to the Offering Number	%	Shares Owned After the Offering Number	%
Kim, James W.		(80)	35,714	71,428	*	35,714	*
Kohlhagen, Steven		(81)	400,000	400,000	*	0	*
Kohn, Harvey		(82)	28,600	57,200	*	28,600	*
Kohn, Harvey		(83)	125,125	125,125	*	0	*
Kohn, Helen		(84)	20,000	120,000	*	100,000	*
Kohn, Jeffrey		(85)	3,000	18,000	*	15,000	*
Konviser, Estelle		(86)	2,000	12,000	*	10,000	*
Kraniak, Richard		(87)	10,000	113,500	*	103,500	*
Krathen, David and Francine		(88)	10,000	60,000	*	50,000	*
Krinick, Ronald		(89)	8,000	48,000	*	40,000	*
Krueger, Kurt A. and Dee A.		(90)	28,572	63,144	*	34,572	*
Kupchik—Fiserve Securities Inc. A/C/F Allen Kupchik Con IRA	Allen Kupchick	(91)	2,000	12,000	*	10,000	*
KWG Trust Dated 1/1/04	Jeff Zaluda	(92)	146,250	146,250	*	0	*
Lagunitas Partners LP	Gruber & McBaine Cap. Mngmt.	(93)	131,443	995,305	1.62%	863,862	1.41%
Lawler—Curtis W. Lawler Trust Oct. 19, 1999	Curtis W. Lawler	(94)	295,817	636,432	1.04%	340,615	*
Levin, Dennis		(95)	41,000	187,127	*	146,127	*
Lin, Jack		(96)	3,600	21,600	*	18,000	*
Little Bear Investments, LLC	J. Mann, Esq. and Zachary Prensky	(97)	4,000	77,000	*	73,000	*
Lotman, Jeff		(98)	35,000	256,175	*	221,175	*
Lowe—Joseph and Beva Lowe JT	Joseph and Beva Lowe	(99)	3,600	21,600	*	18,000	*
LW Marjac, LLC	Alan Zunamon	(100)	4,000	24,000	*	20,000	*
Mannion, William I.		(101)	3,600	21,600	*	18,000	*
Marcucilli, Ted and Judy G.		(102)	3,600	21,600	*	18,000	*
Marohl, Don M. and Sandra L.		(103)	30,000	60,000	*	30,000	*
McBaine, J. Patterson		(104)	7,143	1,285,800	2.09%	1,278,657	2.08%
McCarter—Ann Lamar McCarter Rev Living Trust dtd 7/8/99	Ann Lamar McCarter	(105)	28,572	77,144	*	48,572	*
McNabney, John C. and Joyce L.		(106)	2,000	12,000	*	10,000	*
Molleur—Robert J. Molleur Trust	Robert J. Molleur Trustee	(107)	6,000	36,000	*	30,000	*
Morris, S. Joan		(108)	3,600	21,600	*	18,000	*
Mosenson, Gayle		(109)	2,000	12,000	*	10,000	*
Muffet, David		(110)	2,000	12,000	*	10,000	*
Nathanson, Barry		(111)	600,000	600,000	*	0	*
Nathanson, Richard		(112)	100,000	100,000	*	0	*
Novak, Jerold		(113)	3,600	21,600	*	18,000	*
O’Mahony, John		(114)	8,000	48,000	*	40,000	*
Orion Operating Corporation	Carlyle MacHarg	(115)	13,000	78,000	*	65,000	*
Padgett, Kenneth E.		(116)	-	120,000	*	100,000	*
Palomar Capital	Myoung Ja		31,572	31,572	*	0	*
Prensky, Wolf & Carolyn B.		(117)	7,000	42,000	*	35,000	*
Prensky, Zachary		(118)	7,000	167,000	*	160,000	*
Professional Traders Management, LLC		(119)	20,000	120,000	*	100,000	*
Pudvah, Dennis L. & Emma		(120)	3,600	21,600	*	18,000	*
Rabanipour, Soleiman		(121)	3,600	21,600	*	18,000	*
Raben, Norman and Lila Leigh		(122)	2,500	15,000	*	12,500	*
Rasmussen, Jorgen		(123)	5,000	30,000	*	25,000	*
Reynolds, John D.		(124)	660,000	1,280,800	2.08%	620,800	1.01%
Rogers II, William J.		(125)	121,500	347,500	*	226,000	*
Roher—Fiserve Securities Inc. A/C/F Howard Roher SEP IRA	Howard Roher	(126)	1,000	12,000	*	11,000	*

Name (last name, first name)	Control Person(s)	Foot- note	Shares Offered (includes stock underlying warrants)	Shares Owned Prior to the Offering Number	%	Shares Owned After the Offering Number	%
Rose, Inc.	Tom MacAdam & Delbert W. Coleman	(127)	8,000	48,000	*	40,000	*
Roush, Dave		(128)	7,000	42,000	*	35,000	*
Rowe, Michael		(129)	3,600	21,600	*	18,000	*
Rubin, Alan J.		(130)	14,400	86,400	*	72,000	*
Schoenfeld—Fiserve Securities Inc. A/C/F Joel Schoenfeld Con. IRA	Joel Schoenfeld	(131)	4,000	24,000	*	20,000	*
Schoultz, Chet B.		(132)	3,600	21,600	*	18,000	*
Shapiro, Howard		(133)	574,400	1,152,200	1.87%	577,800	*
Shapiro, Ronald F. & Susan L.		(134)	2,000	12,000	*	10,000	*
Shapiro—Fiserve Securities Inc. A/C/F Howard Shapiro Con IRA	Howard Shapiro	(135)	2,000	12,000	*	10,000	*
Shapiro—Howard Shapiro as custodian for Dina Shapiro	Howard Shapiro	(136)	36,000	1,152,200	1.87%	1,116,200	1.82%
Shapiro—Howard Shapiro as custodian for Pam Shapiro	Howard Shapiro	(137)	36,000	1,152,200	1.87%	1,116,200	1.82%
Shapiro—Susan Shapiro as custodian for David Shapiro	Susan Shapiro	(138)	36,000	72,000	*	36,000	*
Siegel, James F.		(139)	35,715	71,430	*	35,715	*
Silverstein, Jerome		(140)	6,000	36,000	*	30,000	*
Silverstein, Michael		(141)	50,000	386,500	*	336,500	*
Spedale, Mary Ellen		(142)	7,000	7,700	*	700	*
Steinmetz, Les		(143)	1,200,000	0	*	0	*
Sucoff, Cary		(144)	125,275	202,275	*	77,000	*
Sucoff, Scott		(145)	85,800	86,650	*	850	*
Sucoff—Fiserve Securities Inc. A/C/F Cary W. Sucoff Con IRA	Cary Sucoff	(146)	7,000	202,275	*	195,275	*
Swingle, John R.		(147)	5,000	30,000	*	25,000	*
Targhee Trust, Deirdre Henderson	Deirdre Henderson	(148)	146,250	146,250	*	0	*
Taylor, Trude C.		(149)	14,400	86,400	*	72,000	*
Trout—Equity Trust Co. Custodian FBO Tommy Dean Trout IRA	Tommy Dean Trout	(150)	30,000	60,000	*	30,000	*
Veilleux, Suzanne		(151)	2,500	35,000	*	32,500	*
Vertical Ventures, LLC	Josh Silverman	(152)	35,600	300,000	*	264,400	*
Vesley, Scott		(153)	10,000	60,000	*	50,000	*
White, Joan L. and Donald W.		(154)	2,500	15,000	*	12,500	*
Wickman—Fred Edward Wickman Family Trust	Fred Edward Wickman	(155)	30,000	171,000	*	141,000	*
Williams, Edward L. and Elaine E.		(156)	14,286	28,572	*	14,286	*
Wolff, Alan		(157)	3,000	42,000	*	39,000	*
Wolff, Michael		(158)	1,000	30,000	*	29,000	*
Youngren, Harold		(159)	2,500	15,000	*	12,500	*
Zaretsky, Alan		(160)	143,000	286,000	*	143,000	*
Zimmerman, Jeffrey		(161)	28,572	97,144	*	68,572	*
TOTAL**			9,399,306	33,184,523	54.0%	24,965,217	40.6%

*	Less than 1%
**	The information reported in this table is as of August 31, 2006. The total number of shares being offered does not match the number of shares registered in the registration statement to which this prospectus is a part as certain selling stockholders have disposed of their shares since acquiring them.
(1)	Includes stock underlying a warrant to purchase 14,400 shares of common stock at an exercise price of $3.00 per share.
(2)	Includes stock underlying a warrant to purchase 3,600 shares of common stock at an exercise price of $3.00 per share.
(3)	Includes stock underlying a warrant to purchase 30,000 shares of common stock at an exercise price of $1.40 per share.
(4)	Includes stock underlying a warrant to purchase 2,000 shares of common stock at an exercise price of $3.00 per share.
(5)	Includes stock underlying a warrant to purchase 28,572 shares of common stock at an exercise price of $1.40 per share.
(6)	Includes stock underlying a warrant to purchase 35,715 shares at an exercise price of $1.40 per share and a warrant to purchase 820,000 shares of common stock at an exercise price of $0.63 per share. Mr. Anderson is a former member of the Board of Directors and is the uncle of Julie Ekelund, an Executive Vice President.
(7)	Includes stock underlying a warrant to purchase 14,300 shares of common stock at an exercise price of $3.00 per share.

(8)	Includes stock underlying a warrant to purchase 28,572 shares of common stock at an exercise price of $1.40 per share.
(9)	Includes stock underlying a warrant to purchase 35,750 shares of common stock at an exercise price of $1.40 per share.
(10)	Ownership includes stock beneficially owned in by Alan Wolff and Michael Wolff who are listed individually in this table as selling shareholders. Shares offered include stock underlying a warrant to purchase 4,000 shares of common stock at an exercise price of $3.00 per share.
(11)	Includes stock underlying a warrant to purchase 7,143 shares of common stock at an exercise price of $3.00 per share.
(12)	Includes stock underlying three warrants to purchase 75,000 shares, 30,000 shares and 10,000 shares, each at an exercise price of $3.00 per share, and a warrant to purchase 75,000 shares at an exercise price of $1.00 per share.
(13)	Includes stock underlying two warrants to purchase 25,000 shares each, one at an exercise price of $3.00 per share and one at an exercise price of $1.00 per share.
(14)	Ownership includes stock beneficially owned by Robert Kantor, who controls David Becker’s shares, and stock beneficially owned by Becker Kantor Partners. David Becker is a partner of Becker Kantor Partners. Becker Kantor Partners and Robert Kantor are listed individually in this table as selling shareholders. Shares offered include stock underlying two warrants to purchase 25,000 shares each, one at an exercise price of $3.00 per share and one at an exercise price of $1.00 per share.
(15)	Ownership includes stock beneficially owned by Robert Kantor, who controls the William Becker Trust shares. Robert Kantor is listed individually in this table as a selling shareholder. Shares offered include stock underlying two warrants to purchase 25,000 shares each, one at an exercise price of $3.00 per share and one at an exercise price of $1.00 per share.
(16)	Ownership includes stock beneficially owned by David Becker and Robert Kantor. David Becker and Robert Kantor are partners of Becker Kantor Partners. David Becker and Robert Kantor are listed individually in this table as selling shareholders. Shares offered include stock underlying a warrant to purchase 35,715 shares at an exercise price of $1.40 per share.
(17)	Includes stock underlying a warrant to purchase 50,000 shares of common stock at an exercise price of $1.40 per share.
(18)	Includes stock underlying a warrant to purchase 142,858 shares of common stock at an exercise price of $1.40 per share.
(19)	Includes stock underlying a warrant to purchase 3,600 shares of common stock at an exercise price of $3.00 per share.
(20)	Includes stock underlying a warrant to purchase 42,858 shares of common stock at an exercise price of $1.40 per share. Mr. Bermingham is a former member of the Board of Directors. 40
(21)	Includes stock underlying a warrant to purchase 7,200 shares of common stock at an exercise price of $3.00 per share.
(22)	Includes stock underlying a warrant to purchase 4,000 shares of common stock at an exercise price of $3.00 per share.
(23)	Includes stock underlying a warrant to purchase 3,600 shares of common stock at an exercise price of $3.00 per share.
(24)	Ownership includes stock beneficially owned in the name of Edward L. and Janis M. Brabham Trustees for Brabham Family Trust UAD 3/31/98. Includes stock underlying a warrant to purchase 28,572 shares of common stock at an exercise price of $1.40 per share.
(25)	Includes stock underlying a warrant to purchase 52,000 shares of common stock at an exercise price of $3.00 per share.
(26)	Includes stock underlying a warrant to purchase 3,000 shares of common stock at an exercise price of $3.00 per share.
(27)	Includes stock underlying a warrant to purchase 7,143 shares of common stock at an exercise price of $1.40 per share.
(28)	Includes stock underlying a warrant to purchase 7,143 shares of common stock at an exercise price of $1.40 per share.
(29)	Includes stock underlying a warrant to purchase 14,000 shares of common stock at an exercise price of $3.00 per share.
(30)	Ownership includes stock beneficially owned in the name of Zachary Prenksy. Mr. Prensky is the control person for The Millie Chessin Memorial Foundation for Torah Education, Inc., and Little Bear Investments, LLC, who are each listed individually in this table as a selling shareholder. Shares offered include stock underlying a warrant to purchase 11,000 shares of common stock at an exercise price of $3.00 per share.
(31)	Includes stock underlying a warrant to purchase 8,000 shares of common stock at an exercise price of $3.00 per share.
(32)	Includes stock underlying a warrant to purchase 1,000 shares of common stock at an exercise price of $3.00 per share.
(33)	Includes stock underlying a warrant to purchase 3,600 shares of common stock at an exercise price of $3.00 per share.
(34)	Includes stock underlying a warrant to purchase 8,000 shares of common stock at an exercise price of $3.00 per share.
(35)	Includes stock underlying a warrant to purchase 14,000 shares of common stock at an exercise price of $3.00 per share.
(36)	Includes stock underlying a warrant to purchase 3,000 shares of common stock at an exercise price of $3.00 per share.
(37)	Includes stock underlying a warrant to purchase 217,500 shares of stock at an exercise price of $0.63 per share. 158,730 shares owned after the offering are held in the name of Thomas Davidson, Sr.
(38)	Includes stock underlying a warrant to purchase 20,000 shares of common stock at an exercise price of $3.00 per share.
(39)	Includes stock underlying a warrant to purchase 4,000 shares of common stock at an exercise price of $3.00 per share.
(40)	Ownership includes stock beneficially owned in the name of the Evans Family Revocable Trust dtd 1/2/82. Ronald Evans and Patricia Taylor are the control persons for the Evans Family Irrevocable and Revocable Trusts. The Evans Family Revocable Trust dtd 1/2/82 is also listed individually in this table as a selling shareholder. Shares offered include stock underlying a warrant to purchase 15,000 shares of common stock at an exercise price of $1.40 per share.
(41)	Ownership includes stock beneficially owned in the name of the Evans Family Irrevocable Trust dtd 1/2/82. Ronald Evans and Patricia Taylor are the control persons for the Evans Family Irrevocable and Revocable Trusts. The Evans Family Irrevocable Trust dtd 1/2/82 is also listed individually in this table as a selling shareholder. Shares offered include stock underlying a warrant to purchase 15,000 shares of common stock at an exercise price of $1.40 per share.
(42)	Ownership includes stock beneficially owned by Carl Amari, CEO of Falcon Picture Group. Carl Amari is listed individually in this table as a selling shareholder.
(43)	Shares offered include stock underlying a warrant to purchase 20,000 shares of common stock at an exercise price of $3.00 per share.

(44)	Includes stock underlying a warrant to purchase 35,750 shares of common stock at an exercise price of $1.40 per share. 2,956 shares owned after the offering are held in the name of Charles Schwab Trust Co. TTEE/Liza Frederick General Anesthesia Services 401K.
(45)	Includes stock underlying a warrant to purchase 71,500 shares of common stock at an exercise price of $1.40 per share.
(46)	Includes stock underlying a warrant to purchase 3,000 shares of common stock at an exercise price of $3.00 per share.
(47)	Includes stock underlying a warrant to purchase 2,500 shares of common stock at an exercise price of $3.00 per share. 2,000 shares owned after the offering are held in the name of Anita Gauld.
(48)	Includes stock underlying a warrant to purchase 10,000 shares of common stock at an exercise price of $3.00 per share. 10,000 shares owned after the offering are held in the name of DCG&T FBO Stuart Gordon Gauld IRA.
(49)	Includes stock underlying a warrant to purchase 2,000 shares of common stock at an exercise price of $3.00 per share.
(50)	Includes stock underlying a warrant to purchase 3,000 shares of common stock at an exercise price of $3.00 per share.
(51)	Includes stock underlying a warrant to purchase 3,600 shares of common stock at an exercise price of $3.00 per share.
(52)	Includes stock underlying a warrant to purchase 3,600 shares of common stock at an exercise price of $3.00 per share.
(53)	Includes stock underlying a warrant to purchase 14,000 shares of common stock at an exercise price of $3.00 per share.
(54)	Includes stock underlying three warrants — one to purchase 100,000 shares at an exercise price of $3.00 per share, one to purchase 7,857 shares at an exercise price of $3.00 per share and one to purchase 100,000 shares at an exercise price of $1.00 per share. 420,654 shares owned after the offering are held in the name of S G Consulting Inc., an entity controlled by Sean Goodchild.
(55)	Includes stock underlying a warrant to purchase 3,600 shares of common stock at an exercise price of $3.00 per share.
(56)	Ownership includes stock beneficially owned by Robert Kantor, who controls Francis Greenburger’s shares. Robert Kantor is also listed individually in this table as a selling shareholder. Shares offered include stock underlying two warrants to purchase 100,000 shares each, one at an exercise price of $3.00 per share and one at an exercise price of $1.00 per share.
(57)	Includes stock underlying a warrant to purchase 8,000 shares of common stock at an exercise price of $3.00 per share.
(58)	Includes stock underlying a warrant to purchase 3,600 shares of common stock at an exercise price of $3.00 per share.
(59)	Includes stock underlying a warrant to purchase 10,000 shares of common stock at an exercise price of $3.00 per share.
(60)	Ownership includes stock beneficially owned by Jon D. Gruber, Gruber & McBaine International and J. Patterson McBaine. Jon D. Gruber and J. Patterson McBaine control Gruber & McBaine Capital Management, the investment advisor for Firefly Partners, LP, Gruber & McBaine International and Lagunitas Partners LP. Shares offered include stock underlying a warrant to purchase 25,000 shares of common stock at an exercise price of $3.00 per share.
(61)	Shares offered include stock underlying a warrant to purchase 30,714 shares of common stock at an exercise price of $3.00 per share.
(62)	Includes stock underlying a warrant to purchase 7,200 shares of common stock at an exercise price of $3.00 per share.
(63)	Includes stock underlying a warrant to purchase 2,000 shares of common stock at an exercise price of $3.00 per share.
(64)	Includes stock underlying a warrant to purchase 5,200 shares of common stock at an exercise price of $3.00 per share.
(65)	Includes stock underlying a warrant to purchase 6,000 shares of common stock at an exercise price of $3.00 per share.
(66)	Includes stock underlying a warrant to purchase 28,572 shares of common stock at an exercise price of $1.40 per share.
(67)	Includes stock underlying a warrant to purchase 3,600 shares of common stock at an exercise price of $3.00 per share.
(68)	Ownership includes stock beneficially owned through the control of shares held by Josh Silverman, the control person of Vertical Ventures, LLC. Vertical Ventures, LLC, is also listed individually in this table as a selling shareholder. Shares offered include stock underlying a warrant to purchase 14,400 shares of common stock at an exercise price of $3.00 per share. Mr. Silverman disclaims beneficial ownership of the shares held by Iroquois Capital, LP and Vertical Ventures, LLC.
(69)	Includes stock underlying two warrants to purchase a total of 80,000 shares at an exercise price of $1.20 per share; a warrant to purchase 60,000 shares at an exercise price of $1.00 per share and a warrant to purchase 160,000 shares at an exercise price of $0.70 per share.
(70)	Includes stock underlying a warrant to purchase 4,000 shares of common stock at an exercise price of $3.00 per share.
(71)	Includes stock underlying a warrant to purchase 4,000 shares of common stock at an exercise price of $3.00 per share.
(72)	Includes stock underlying a warrant to purchase 50,000 shares of common stock at an exercise price of $3.00 per share.
(73)	Includes stock underlying a warrant to purchase 5,715 shares of common stock at an exercise price of $1.40 per share.
(74)	Includes stock underlying a warrant to purchase 8,000 shares of common stock at an exercise price of $3.00 per share.
(75)	Ownership includes stock beneficially owned through the control of the shares held by David Becker, the Trust of William Becker, Becker Kantor Partners and Francis Greenburger each of whom is also listed individually in this table as a selling shareholder. Beneficial ownership also includes shares Mr. Kantor holds as the trustee of the Philip Becker Family Trust; 4,700 shares as the custodian for Jacob Becker; 4,400 shares as the custodian for Perri R. Katz and 129,500 shares in the name of Becker & Becker. Mr. Kantor is a control person for Becker & Becker. Shares offered include stock underlying five warrants — two to purchase 25,000 shares and 22,000 shares, respectively, each at an exercise price of $3.00 per share; two to purchase 145,000 shares and 71,500 shares, respectively, each at an exercise price of $1.40 per share and a warrant to purchase 25,000 shares at an exercise price of $1.00 per share.
(76)	Includes stock underlying a warrant to purchase 3,000 shares of common stock at an exercise price of $3.00 per share.
(77)	Includes stock underlying two warrants to purchase 50,000 shares each, one at an exercise price of $3.00 per share and one at an exercise price of $1.00 per share.
(78)	Includes stock underlying a warrant to purchase 71,429 shares of common stock at an exercise price of $1.40 per share.
(79)	Includes stock underlying a warrant to purchase 3,600 shares of common stock at an exercise price of $3.00 per share.

(80)	Includes stock underlying a warrant to purchase 35,714 shares of common stock at an exercise price of $1.40 per share.
(81)	Includes stock underlying two warrants to purchase 200,000 shares each, one at an exercise price of $3.00 per share and one at an exercise price of $1.00 per share.
(82)	Includes stock underlying a warrant to purchase 28,600 shares of common stock at an exercise price of $1.40 per share. Note: There are two different Harvey Kohns listed in this table.
(83)	Includes stock underlying a warrant to purchase 125,125 shares of common stock at an exercise price of $3.00 per share. Does not include stock owned by his wife, Helen Kohn, who is also listed individually in this table as a selling shareholder. Note: There are two different Harvey Kohns listed in this table.
(84)	Includes stock underlying a warrant to purchase 20,000 shares of common stock at an exercise price of $3.00 per share. Does not include stock owned by her husband, Harvey Kohn, who is also listed individually in this table as a selling shareholder of 125,125 shares. Note: There are two different Harvey Kohns listed in this table.
(85)	Includes stock underlying a warrant to purchase 3,000 shares of common stock at an exercise price of $3.00 per share.
(86)	Includes stock underlying a warrant to purchase 2,000 shares of common stock at an exercise price of $3.00 per share.
(87)	Includes stock underlying a warrant to purchase 10,000 shares of common stock at an exercise price of $3.00 per share. 53,500 shares owned after the offering are held in the name of Richard Kraniak IRA R/O Etrade Custodian.
(88)	Includes stock underlying a warrant to purchase 10,000 shares of common stock at an exercise price of $3.00 per share.
(89)	Includes stock underlying a warrant to purchase 8,000 shares of common stock at an exercise price of $3.00 per share.
(90)	Includes stock underlying a warrant to purchase 28,572 shares of common stock at an exercise price of $1.40 per share.
(91)	Includes stock underlying a warrant to purchase 2,000 shares of common stock at an exercise price of $3.00 per share.
(92)	Includes stock underlying a warrant to purchase 146,250 shares of common stock at an exercise price of $3.00 per share.
(93)	Shares offered include stock underlying a warrant to purchase 131,443 shares of common stock at an exercise price of $3.00 per share.
(94)	Includes stock underlying a warrant to purchase 285,716 shares of common stock at an exercise price of $1.40 per share.
(95)	Includes stock underlying a warrant to purchase 41,000 shares of common stock at an exercise price of $0.63. 27,281 shares owned after the offering are held in the name of Dennis Levin & Adele Levin TTEES FBO The Levin Family Trust DTD 12/3/99.
(96)	Includes stock underlying a warrant to purchase 3,600 shares of common stock at an exercise price of $3.00 per share.
(97)	Ownership includes stock beneficially owned in the name of Zachary Prenksy. Mr. Prensky is the control person for The Millie Chessin Memorial Foundation for Torah Education, Inc., and Little Bear Investments, LLC, who are each also listed individually in this table as a selling shareholder. Shares offered include stock underlying a warrant to purchase 4,000 shares of common stock at an exercise price of $3.00 per share.
(98)	Includes stock underlying a warrant to purchase 35,000 shares of common stock at an exercise price of $1.40 per share.
(99)	Includes stock underlying a warrant to purchase 3,600 shares of common stock at an exercise price of $3.00 per share.
(100)	Includes stock underlying a warrant to purchase 4,000 shares of common stock at an exercise price of $3.00 per share.
(101)	Includes stock underlying a warrant to purchase 3,600 shares of common stock at an exercise price of $3.00 per share.
(102)	Includes stock underlying a warrant to purchase 3,600 shares of common stock at an exercise price of $3.00 per share.
(103)	Includes stock underlying a warrant to purchase 30,000 shares of common stock at an exercise price of $1.40 per share.
(104)	Ownership includes stock beneficially owned by Jon D. Gruber, Gruber & McBaine International and J. Patterson McBaine. Jon D. Gruber and J. Patterson McBaine control Gruber & McBaine Capital Management, the investment advisor for Firefly Partners, LP, Gruber & McBaine International and Lagunitas Partners LP who are each also listed individually in this table as a selling shareholder. Jon D. Gruber and J. Patterson McBaine are also each listed individually in this table as a selling shareholder. Shares offered include stock underlying a warrant to purchase 7,143 shares of common stock at an exercise price of $3.00 per share.
(105)	Includes stock underlying a warrant to purchase 28,572 shares of common stock at an exercise price of $1.40 per share. 20,000 of the shares owned after the offering are held in the name of Ann McCarter.
(106)	Includes stock underlying a warrant to purchase 2,000 shares of common stock at an exercise price of $3.00 per share.
(107)	Includes stock underlying a warrant to purchase 6,000 shares of common stock at an exercise price of $3.00 per share.
(108)	Includes stock underlying a warrant to purchase 3,600 shares of common stock at an exercise price of $3.00 per share.
(109)	Includes stock underlying a warrant to purchase 2,000 shares of common stock at an exercise price of $3.00 per share.
(110)	Includes stock underlying a warrant to purchase 2,000 shares of common stock at an exercise price of $3.00 per share.
(111)	Includes stock underlying two warrants to purchase 300,000 shares each, one at an exercise price of $3.00 per share and one at an exercise price of $1.00 per share.
(112)	Includes stock underlying two warrants to purchase 50,000 shares each, one at an exercise price of $3.00 per share and one at an exercise price of $1.00 per share.
(113)	Includes stock underlying a warrant to purchase 3,600 shares of common stock at an exercise price of $3.00 per share.
(114)	Includes stock underlying a warrant to purchase 8,000 shares of common stock at an exercise price of $3.00 per share.
(115)	Includes stock underlying a warrant to purchase 13,000 shares of common stock at an exercise price of $3.00 per share.
(116)	Includes stock underlying a warrant to purchase 20,000 shares of common stock at an exercise price of $3.00 per share.
(117)	Includes stock underlying a warrant to purchase 7,000 shares of common stock at an exercise price of $3.00 per share.
(118)	Ownership includes stock beneficially owned in the name of The Millie Chessin Memorial Foundation for Torah Education, Inc. and Little Bear Investments, Inc., each controlled by Mr. Prensky. The Millie Chessin Memorial Foundation for Torah Education, Inc., and Little Bear Investments, LLC, are each also listed individually in this table as a selling shareholder.

Shares offered include stock underlying a warrant to purchase 7,000 shares of common stock at an exercise price of $3.00 per share.
(119)	Includes stock underlying a warrant to purchase 20,000 shares of common stock at an exercise price of $3.00 per share.
(120)	Includes stock underlying a warrant to purchase 3,600 shares of common stock at an exercise price of $3.00 per share.
(121)	Includes stock underlying a warrant to purchase 3,600 shares of common stock at an exercise price of $3.00 per share.
(122)	Includes stock underlying a warrant to purchase 2,500 shares of common stock at an exercise price of $3.00 per share.
(123)	Includes stock underlying a warrant to purchase 5,000 shares of common stock at an exercise price of $3.00 per share.
(124)	Includes stock underlying six warrants—two to purchase 75,000 shares and 10,000 shares, respectively, each at an exercise price of $3.00 per share; two to purchase 396,571 shares and 71,429 shares, respectively, each at an exercise price of $1.40 per share; a warrant to purchase 32,000 shares at an exercise price of $1.20 per share and a warrant to purchase 75,000 shares at an exercise price of $1.00 per share.
(125)	Includes stock underlying a warrant to purchase 121,500 shares of common stock at an exercise price of $1.40 per share.
(126)	Includes stock underlying a warrant to purchase 2,000 shares of common stock at an exercise price of $3.00 per share.
(127)	Includes stock underlying a warrant to purchase 8,000 shares of common stock at an exercise price of $3.00 per share.
(128)	Includes stock underlying a warrant to purchase 7,000 shares of common stock at an exercise price of $3.00 per share.
(129)	Includes stock underlying a warrant to purchase 3,600 shares of common stock at an exercise price of $3.00 per share.
(130)	Includes stock underlying a warrant to purchase 14,400 shares of common stock at an exercise price of $3.00 per share.
(131)	Includes stock underlying a warrant to purchase 4,000 shares of common stock at an exercise price of $3.00 per share.
(132)	Includes stock underlying a warrant to purchase 3,600 shares of common stock at an exercise price of $3.00 per share.
(133)	Ownership includes stock beneficially owned in the name of Howard Shapiro as custodian for Dina Shapiro and Pam Shapiro, also listed individually in this table as selling shareholders. Shares offered include stock underlying four warrants—two to purchase 100,000 shares and 14,400 shares, respectively, each at an exercise price of $3.00 per share; a warrant to purchase 360,000 shares at an exercise price of $1.40 per share and a warrant to purchase 100,000 shares at an exercise price of $1.00 per share. 1,800 shares owned after the offering are held in the name of Howard Shapiro as custodian for Beatrice A. Shapiro. There is another unrelated Howard Shapiro listed under “Shapiro—Fiserve Securities Inc. A/C/F Howard Shapiro Con IRA”.
(134)	Includes stock underlying a warrant to purchase 2,000 shares of common stock at an exercise price of $3.00 per share.
(135)	Includes stock underlying a warrant to purchase 2,000 shares of common stock at an exercise price of $3.00 per share. There is another unrelated Howard Shapiro listed in this table, also listed as “Custodian for Dina Shapiro” and as “Custodian for Pam Shapiro”.
(136)	Ownership includes stock beneficially owned in the name of Howard Shapiro and Howard Shapiro as Custodian for Pam Shapiro. Howard Shapiro and Howard Shapiro as Custodian for Pam Shapiro are also listed individually in this table as selling shareholders. Shares offered include stock underlying a warrant to purchase 36,000 shares of common stock at an exercise price of $1.40 per share. There is another unrelated Howard Shapiro listed under “Shapiro—Fiserve Securities Inc. A/C/F Howard Shapiro Con IRA”.
(137)	Ownership includes stock beneficially owned in the name of Howard Shapiro and Howard Shapiro as custodian for Dina Shapiro. Howard Shapiro and Howard Shapiro as Custodian for Dina Shapiro are also listed individually in this table as selling shareholders. Shares offered include stock underlying a warrant to purchase 36,000 shares of common stock at an exercise price of $1.40 per share. There is another unrelated Howard Shapiro listed under “Shapiro—Fiserve Securities Inc. A/C/F Howard Shapiro Con IRA”.
(138)	Includes stock underlying a warrant to purchase 36,000 shares of common stock at an exercise price of $1.40 per share.
(139)	Includes stock underlying a warrant to purchase 35,715 shares of common stock at an exercise price of $1.40 per share.
(140)	Includes stock underlying a warrant to purchase 6,000 shares of common stock at an exercise price of $3.00 per share.
(141)	Includes stock underlying a warrant to purchase 50,000 shares of common stock at an exercise price of $1.40 per share. 500 shares owned after the offering are held in the name of NFS/FMTC Rollover IRA FBO Michael Silverstein.
(142)	Includes stock underlying a warrant to purchase 7,000 shares of common stock at an exercise price of $3.00 per share.
(143)	Includes stock underlying a warrant to purchase 1,200,000 shares of common stock at an exercise price of $1.20 per share. Shares offered include shares issuable upon the exercise of warrants. These warrant shares are not considered to be beneficially owned under Rule 13d-3 and therefore do not yet appear as shares owned in the other columns.
(144)	Ownership includes stock beneficially owned in the name of Fiserve Securities Inc. A/C/F Cary W. Sucoff Con IRA, also listed individually in this table as a selling shareholder. Shares offered include stock underlying a warrant to purchase 125,275 shares of common stock at an exercise price of $3.00 per share.
(145)	Includes stock underlying a warrant to purchase 85,800 shares of common stock at an exercise price of $3.00 per share. 850 shares owned after the offering are held in the name of Fiserve Securities C/F Scott Sucoff IRA R/O.
(146)	Ownership includes stock beneficially owned in the name of Cary Sucoff, also listed individually in this table as a selling shareholder. Shares offered include includes stock underlying a warrant to purchase 7,000 shares of common stock at an exercise price of $3.00 per share.
(147)	Includes stock underlying a warrant to purchase 5,000 shares of common stock at an exercise price of $3.00 per share.
(148)	Includes stock underlying a warrant to purchase 146,250 shares of common stock at an exercise price of $3.00 per share.
(149)	Includes stock underlying a warrant to purchase 14,400 shares of common stock at an exercise price of $3.00 per share.
(150)	Includes stock underlying a warrant to purchase 30,000 shares of common stock at an exercise price of $1.40 per share.
(151)	Includes stock underlying a warrant to purchase 2,500 shares of common stock at an exercise price of $3.00 per share. 14,000 shares owned after the offering are held in the name of Susan Veilleux, Charles Schwab & Co. Inc. Cust.

(152)	Ownership includes stock beneficially owned through the control of shares held by Josh Silverman, the control person of Iroquois Capital, LP. Iroquois Capital, LP, is also listed individually in this table as a selling shareholder. Shares offered include stock underlying a warrant to purchase 35,600 shares of common stock at an exercise price of $3.00 per share. Mr. Silverman disclaims beneficial ownership of the shares held by Iroquois Capital, LP and Vertical Ventures, LLC.
(153)	Includes stock underlying a warrant to purchase 10,000 shares of common stock at an exercise price of $3.00 per share.
(154)	Includes stock underlying a warrant to purchase 2,500 shares of common stock at an exercise price of $3.00 per share.
(155)	Includes stock underlying a warrant to purchase 30,000 shares of common stock at an exercise price of $1.40 per share.
(156)	Includes stock underlying a warrant to purchase 14,286 shares of common stock at an exercise price of $1.40 per share.
(157)	Ownership includes stock beneficially owned in the name of Ardmore Blouses Inc. Retirement Plan. Alan Wolff is a trustee for Ardmore. Ardmore is also listed individually in this table as a selling shareholder. Shares offered include stock underlying a warrant to purchase 3,000 shares of common stock at an exercise price of $3.00 per share.
(158)	Ownership includes stock beneficially owned in the name of Ardmore Blouses Inc. Retirement Plan. Michael Wolff is a trustee for Armore. Ardmore is also listed individually in this table as a selling shareholder. Shares offered include stock underlying a warrant to purchase 1,000 shares of common stock at an exercise price of $3.00 per share.
(159)	Includes stock underlying a warrant to purchase 2,500 shares of common stock at an exercise price of $3.00 per share.
(160)	Includes stock underlying a warrant to purchase 143,000 shares of common stock at an exercise price of $1.40 per share.
(161)	Includes stock underlying a warrant to purchase 28,572 shares of common stock at an exercise price of $1.40 per share. 30,000 shares owned after the offering are held in the name of Jeffrey Zimmerman and Susan M. Zimmerman JTWROS.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Morrison & Foerster LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements and schedule incorporated by reference in this Prospectus and Registration Statement have been audited by Singer Lewak Greenbaum & Goldstein LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report incorporated in this Prospectus and Registration Statement and are incorporated by reference in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

Our 2003 consolidated financial statements have been audited by Cacciamatta Accountancy Corporation, an independent registered public accounting firm, as set forth on their report thereon and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus constitutes the prospectus of our company, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission, or the SEC.

We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at the public reference room of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov or our website at http://www.GeniusProducts.com. Information contained in our website is not part of this prospectus.

Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of our contract or other document we have filed as an exhibit to the registration statement for complete information.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

We furnish our stockholders with annual reports containing audited financial statements.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” information into this prospectus, which means that we may disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is complete:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006 and June 30, 2006;

•	Quarterly Reports on Form 10-Q/A for the fiscal quarters ended June 30, 2005 and September 30, 2005;

•	Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 6, 2006, February 7, 2006, February 13, 2006, February 17, 2006, February 23, 2006, March 16, 2006, March 27, 2006, April 20, 2006, April 21, 2006, May 2, 2006, May 15, 2006, June 2, 2006, June 29, 2006, July 10, 2006, July 26, 2006, August 14, 2006, August 15, 2006, August 31, 2006 and September 20, 2006;

•	Current Reports on Form 8-K/A filed with the Securities and Exchange Commission on April 27, 2006 and September 29, 2006; and

•	The description of our common stock that is contained in the Registration Statement on Form 10-SB filed pursuant to Section 12 of the Exchange Act on November 2, 1999, including any amendments or reports filed for the purpose of updating such description.

We will provide to each person who so requests, including any beneficial owner to whom a prospectus is delivered, a copy of these filings excluding exhibits except to the extent such exhibits are specifically incorporated by reference. You may request a copy of these filings, at no cost, by writing us at Genius Products, Inc., 740 Lomas Santa Fe Dr., Suite 210, Solana Beach, California 92075 or telephoning us at (858) 793-8840.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making any offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any prospectus supplement is accurate as of any date other than the date of the front of those documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC registration fee	$4,476
Accounting fees and expenses	$3,000	*
Legal fees and expenses	$20,000	*
Printing and related expenses	$1,000	*

TOTAL	$28,576	*

*	Estimated.

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant’s certificate of incorporation and bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Registrant also maintains director and officer liability insurance.

These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 16. Exhibits.

Exhibits. The exhibits are set forth in the Exhibit Index attached hereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; or

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs 1(i), 1(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 5 on Form S-3 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on October 11, 2006.

GENIUS PRODUCTS, INC.

By:	/s/ TREVOR DRINKWATER
Trevor Drinkwater Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 5 on Form S-3 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

/s/ TREVOR DRINKWATER Trevor Drinkwater	Chief Executive Officer and Director (Principal Executive Officer)	October 11, 2006

/s/ JOHN MUELLER John Mueller	Chief Financial Officer (Principal Financial and Accounting Officer)	October 11, 2006

* Stephen K. Bannon	Chairman of the Board	October 11, 2006

* James G. Ellis	Director	October 11, 2006

* Herbert Hardt	Director	October 11, 2006

Larry Madden	Director

Irwin Reiter	Director

*By:	/S/ TREVOR DRINKWATER
Attorney-in-Fact

Exhibit Index

Exhibit No.	Description
4.1	Specimen Certificate for Common Stock (incorporated by reference from Exhibit 4.8 to the Company’s Form 10- KSB filed on April 14, 2000).

4.2	Certificate of Change in Stock (incorporated by reference from Exhibit 3.2.2 to the Company’s Form 10-KSB filed on April 16, 2002).

5.1**	Opinion of Morrison & Foerster LLP.

23.1**	Consent of Morrison & Foerster LLP is contained in Exhibit 5.1 to this Registration Statement.

23.2*	Consent of Singer Lewak Greenbaum & Goldstein LLP.

23.3*	Consent of Cacciamatta Accountancy Corporation.

24.1**	Powers of Attorney. Reference is made to the signature page.

*	Filed herewith.
**	Previously filed.